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                              ARTICLES OF INCORPORATION

                                          OF

                                       QAD.INC


                                          I.

                                         NAME

                        The name of the Corporation is qad.inc


                                         II.

                                       PURPOSE

    The Purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.


                                         III.

                         INITIAL AGENT FOR SERVICE OF PROCESS

    The name and address in the State of California of this Corporation's initial agent for service of process is:

                             Karl F. Lopker
                             1005 Mark Avenue
                             Carpinteria, CA 93103


                                         IV.

                                      DIRECTORS

    The powers of the Corporation shall be exercised, its



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    property controlled and its affairs conducted by a Board of Directors.  The number (which may be one), qualifications, time and manner of electing, terms of office, duties and compensation, if any, and manner of removing Directors and filling vacancies, shall be as set forth in the Bylaws of this Corporation.


                                          V.

                                   SHARES OF STOCK

         The Corporation is authorized to issue two classes of shares, to be designated respectively "Common Stock" and "Preferred Stock". The total number of shares which this Corporation is authorized to issue is 10,100,000 shares, of which 10,000,000 shall be shares of Common stock and 100,000 shall be shares of Preferred Stock.


                                         VI.

                                   PREFERRED STOCK

         Preferred Stock may be issued from time to time in one or more series, and the Board of Directors of the Corporation is hereby authorized to determine the designation of any such series, to fix the number of shares of any such series, and to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock. The Board of Directors is also authorized, within the limits and restrictions stated in any resolution or resolutions of the Board originally

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    fixing the number of shares constituting a series of Preferred Stock, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of such series subsequent to the issue of shares of that series.



Dated:   March _______, 1986



                                  \s\ Joseph E. Nida
                                  ---------------------------------
                                  Joseph E. Nida, Incorporator

    I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.



                                  \s\ Joseph E. Nida
                                  ---------------------------------
                                  Joseph E. Nida




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